Exhibit (j)

Spicer Jeffries llp

Certified Public Accountants

4601 DTC BOULEVARD ● SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of Gadsden Dynamic Multi-Asset ETF (“GDMA”) (a “Fund”) of our report dated November 29, 2022 relating to our audit of the statement of assets and liabilities of the Fund, including the schedule of investments as of September 30, 2022, the related statement of operations for the year then ended, the statement of changes in net assets, and financial highlights for the years ended September 30, 2022 and 2021, and the period from November 1, 2020 (commencement of operations) through September 30, 2021, and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Trust’s “independent registered public accounting firm.”

Denver, Colorado

February 7, 2023